Exhibit 99.1

e.l.f. Beauty Announces Third Quarter Fiscal 2020 Results
– Delivers Net Sales of $81 Million –
– Increases Fiscal 2020 Outlook –

OAKLAND, California; February 5, 2020 — e.l.f. Beauty (NYSE: ELF) today announced results for the three and nine months ended December 31, 2019.
“We are pleased with our third quarter results with net sales of $81 million, up 8 percent excluding e.l.f. retail stores. Our team is executing well against our five strategic imperatives and e.l.f. is gaining market share,” said Chairman and CEO Tarang Amin. “Our marketing and digital initiatives continue to bring heightened awareness to the brand, particularly among Gen Z and Millennial consumers. Given our momentum, we are raising our Fiscal 2020 guidance.”
Three months ended December 31, 2019 results
Net sales increased 3%, or $2.2 million, to $80.8 million as compared to $78.6 million in the three months ended December 31, 2018. The increase was primarily driven by increased productivity across channels, progress against our strategic imperatives and timing of product shipments. This was partially offset by the closing of all 22 e.l.f. retail stores in February 2019. The three months ended December 31, 2018 included $3.7 million in net sales related to our 22 e.l.f. retail stores. Excluding the contribution from e.l.f. retail stores, net sales increased 8% as compared to the three months ended December 31, 2018.
Gross margin increased to 65% from 60% when compared to the three months ended December 31, 2018, with benefits from price increases, margin accretive innovation, cost savings, favorable movements in foreign exchange rates, and a lower inventory reserve, partially offset by tariffs on goods imported from China.

Selling, general and administrative expenses (“SG&A”) was $39.6 million, or 49% of net sales, compared to $33.9 million, or 43% of net sales in the three months ended December 31, 2018. Adjusted SG&A (SG&A excluding the items identified in the reconciliation table below) was $35.8 million, or 44% of net sales, compared to $29.3 million, or 37% of net sales in the three months ended December 31, 2018. The increase was primarily due to investments in marketing and digital expenses and bonus accrual, partially offset by the closure of e.l.f. retail stores.
The provision for income taxes was $3.0 million, as compared to $1.0 million in the three months ended December 31, 2018. The change in the provision for income taxes was driven by lower discrete tax benefits of $2.4 million, primarily related to share-based compensation in 2018.
On a GAAP basis, net income was $8.0 million, or $0.16 per diluted share, based on a weighted-average diluted share count of 51.0 million shares. This compares to net income of $9.7 million, or $0.20 per diluted share, based on a weighted-average diluted share count of 49.2 million shares in the three months ended December 31, 2018.
Adjusted EBITDA (EBITDA excluding the items identified in the reconciliation table below) decreased 4% to $21.4 million from $22.4 million in the three months ended December 31, 2018.

Adjusted net income (net income excluding the items identified in the reconciliation table below) decreased to $12.2 million, or $0.24 per diluted share, based on a weighted-average diluted share count of 51.0 million shares. This compares to adjusted net income of $14.6 million, or $0.30 per diluted share, based on a weighted-average diluted share count of 49.2 million in the three months ended December 31, 2018.
Nine Months Ended December 31, 2019 results
Net sales increased 3%, or $6.6 million, to $208.1 million, as compared to $201.5 million in the nine months ended December 31, 2018. The increase was primarily driven by increased productivity across channels supported by our strategic imperatives, partially offset by the closing of all 22 e.l.f. retail stores in February 2019. The nine months ended December 31, 2018 included $10.1 million in net sales related to our 22 e.l.f. retail stores. Excluding the contribution from e.l.f. retail stores, net sales increased 9% as compared to the nine months ended December 31, 2018.
Gross margin increased to 64% from 61% when compared to the nine months ended December 31, 2018, with benefits primarily from margin accretive innovation, cost savings, favorable movements in foreign exchange rates and price increases, partially offset by higher sales adjustments and the impact of tariffs on goods imported from China.

SG&A was $110.1 million, or 53% of net sales, compared to $100.3 million, or 50% of net sales in the nine months ended December 31, 2018. Adjusted SG&A was $97.8 million, or 47% of net sales, compared to $86.7 million, or 43% of net sales in the nine months ended December 31, 2018. The increase was primarily due to investments in marketing and digital expenses, bonus accrual, and increased depreciation expenses driven by customer fixture programs. These increases were partially offset by the closure of e.l.f. retail stores.
The provision for income taxes was $6.4 million, as compared to $2.0 million in the nine months ended December 31, 2018. The change in the provision for income taxes was primarily driven by an increase in income before taxes of $7.8 million and a decrease in discrete tax benefit of $2.8 million, primarily related to share-based compensation in 2018.
On a GAAP basis, net income was $18.2 million, or $0.36 per diluted share, based on a weighted-average diluted share count of 50.7 million shares. This compares to net income of $14.8 million, or $0.30 per diluted share, based on a weighted-average diluted share count of 49.3 million shares in the nine months ended December 31, 2018.
Adjusted EBITDA increased 1% to $50.9 million from $50.4 million in the nine months ended December 31, 2018.
Adjusted net income was $26.8 million, or $0.53 per diluted share, based on a weighted-average diluted share count of 50.7 million shares. This compares to adjusted net income of $29.5 million, or $0.60 per diluted share, based on a weighted-average diluted share count of 49.3 million in the nine months ended December 31, 2018.
Balance sheet
As of December 31, 2019, the Company had $74.7 million in cash and cash equivalents, as compared to $51.2 million as of December 31, 2018. The increase was primarily due to improved operating results, partially offset by payments made to terminate store leases. As of December 31, 2019, long-term debt totaled $129.2 million, as compared to $140.5 million as of December 31, 2018.
Company outlook
As previously disclosed, the Company changed its fiscal year from the twelve months beginning January 1 and ending December 31 to the twelve months beginning April 1 and ending March 31. As a result, throughout this press release, the twelve-month periods ended March 31, 2019 and March 31, 2020 are referred to as “fiscal 2019” and “fiscal 2020,” respectively.
“We are encouraged by the progress we are making against our strategic imperatives,” said Mandy Fields, Senior Vice President and Chief Financial Officer. “These imperatives have delivered growth, despite a soft color cosmetics category.”
In the table below, fiscal 2019 includes the operation of e.l.f. retail stores. The fiscal 2020 outlook does not include e.l.f. retail stores. The new fiscal 2020 outlook reflects expected net sales growth of 7% to 8% when compared to net sales in fiscal 2019, excluding the contribution of e.l.f. retail stores.

	New Fiscal 2020 Outlook	Prior Fiscal 2020 Outlook	Fiscal 2019 (1) (unaudited)
Net sales	$274-277 million	$265-272 million	$268 million
Adjusted EBITDA	$58-60 million	$52-55 million	$62 million
Adjusted net income	$28-30 million	$23-25 million	$33 million
Adjusted diluted EPS	$0.55-0.59	$0.44-0.48	$0.66
Fully diluted shares outstanding	52.5 million	52.5 million	49.3 million

(1) Refer to Company outlook and comparability notes section below for further information regarding e.l.f. retail stores results included in fiscal 2019.

Company outlook and comparability notes

•	The footnotes to the table below provide additional information regarding the e.l.f. retail stores contributions to fiscal 2019 results:

Fiscal 2019 (unaudited)
Net sales (1)	$267,656
Net loss (2)	$(3,079)
Adjusted EBITDA (2)	$62,439
Adjusted net income (2)	$32,683

(1) Net sales includes $12.0 million related to e.l.f. retail stores.

(2) Net loss, adjusted EBITDA and adjusted net income include $13.7 million of four-wall expenses related to e.l.f. retail stores in fiscal 2019. Four-wall expenses include only directly identifiable costs such as product costs, rent and occupancy expenses and store employee salaries. Other indirect shared costs such as corporate overhead, depreciation and corporate employee salaries were not historically allocated to the e.l.f. retail stores business for internal reporting purposes and have not been adjusted from the amounts included above.

•	The following table presents a reconciliation of quarterly net sales for fiscal 2019 to quarterly net sales excluding e.l.f. retail stores:

Three months ended (unaudited)	Fiscal 2019	e.l.f. retail stores	Fiscal 2019 (excluding e.l.f. retail stores)
June 30	$59,055	$3,228	$55,827
September 30	63,889	3,182	60,707
December 31	78,571	3,735	74,836
March 31	66,141	1,856	64,285
Total	$267,656	$12,001	$255,655

Long-term model
“Over our almost sixteen-year history we grew in every year except calendar 2018. This year, it was critical for us to re-establish growth. Having done so, I would like to share our long-term model,” said Amin. “Over the next three years, absent major shelf space gains or strategic extensions, the Company expects compounded annual revenue growth in the low to mid-single digits. With significant space gains or strategic extensions, the Company expects revenue growth in the mid to high-single digits,” continued Amin. “In both cases, the Company expects adjusted EBITDA growth to outpace net sales growth.”

Third quarter fiscal 2020 conference call

The Company will hold a conference call today, February 5, 2020, at 4:30 p.m. ET to discuss the Company’s third quarter fiscal 2020 results. Investors and analysts interested in participating in the call are invited to dial-in approximately ten minutes prior to the start of the call. The U.S. toll free dial-in for the conference call is (877) 407-3982 and the international dial-in number is (201) 493-6780. The conference call will also be webcast live at: http://investor.elfcosmetics.com/news-and-events/events and remain available for 7 days. A telephone replay of this call will be available at 7:30 p.m. ET on February 5, 2020, until 11:59 p.m. ET on February 12, 2020, and can be accessed by dialing the U.S. toll free dial-in, (844) 512-2921 or the international dial-in, (412) 317-6671, and entering replay pin number 13698163.
About e.l.f. Beauty
Since 2004, e.l.f. has made the best of beauty accessible to every eye, lip and face. We make high-quality, prestige-inspired cosmetics and skin care products at an extraordinary value and are proud to be 100% vegan and cruelty-free. As one of the first online beauty brands, e.l.f. has a passionate social following, national distribution at leading retailers such as Target, Walmart and Ulta Beauty, and a growing international presence. Learn more by visiting www.elfcosmetics.com.
Note regarding non-GAAP financial measures
This press release includes references to non-GAAP measures, including adjusted SG&A, EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS. The Company presents these non-GAAP measures because its management uses them as supplemental measures in assessing its operating performance, and believes they are helpful to investors, securities analysts and other interested parties in evaluating the Company’s performance. The non-GAAP measures included in this press release are not measurements of financial performance under GAAP and they should not be considered as alternatives to measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. The Company’s definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation. Adjusted EBITDA excludes costs or gains related to restructuring of operations, stock-based compensation and other non-cash and non-recurring costs. Adjusted net income excludes costs or gains related to restructuring of operations, stock-based compensation, other non-cash and non-recurring costs, amortization of acquired intangible assets and the tax impact of the foregoing adjustments. With respect to the Company’s expectations under “Company outlook” above, the Company is not able to provide a quantitative reconciliation of the adjusted EBITDA, adjusted net income and adjusted diluted EPS guidance non-GAAP measures to the corresponding net income and diluted EPS GAAP measures without unreasonable efforts. The Company cannot provide meaningful estimates of the non-recurring charges and credits excluded from these non-GAAP measures due to the forward-looking nature of these estimates and their inherent variability and uncertainty. For the same reasons, the Company is unable to address the probable significance of the unavailable information.
Forward-looking statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Company’s revised outlook for fiscal year 2020 under “Company outlook” above, the Company's statements relating to growth expectations over the next three years under “Long-term model” above, the statements relating to the Company’s beliefs regarding its execution of its strategic imperatives, the Company’s expectations regarding market share, the Company’s beliefs that its marketing and digital initiatives will continue to build momentum and bring heightened awareness to the brand, and the Company’s beliefs regarding the strength or softness of the color cosmetics category. These forward-looking statements are based on management's current expectations, estimates, forecasts, projections, beliefs and assumptions and are not guarantees of future performance. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings, as well as the Company’s ability to effectively compete with other beauty companies; the Company’s ability to successfully introduce new products; the Company’s ability to attract new retail customers and/or expand business with its existing retail customers; the Company’s ability to optimize shelf space at its key retail customers; the loss of any of the Company’s key retail customers or if the general business performance of its key retail customers declines; and the Company’s ability to effectively manage its SG&A and other expenses. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Investors:	Media:
Willa McManmon	Alecia Pulman
VP, IR and Corporate Communications, e.l.f. Cosmetics (650) 960-5177	ICR, Inc. (203) 682-8200

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of operations and comprehensive income
(unaudited)
(in thousands, except share and per share data)

	Three months ended December 31,		Nine months ended December 31,
	2019	2018	2019	2018

Net sales	$80,760	$78,571	$208,139	$201,515
Cost of sales	28,240	31,652	75,080	78,982
Gross profit	52,520	46,919	133,059	122,533
Selling, general and administrative expenses	39,632	33,898	110,131	100,345
Restructuring expense (income)	8	—	(5,982)	—
Operating income	12,880	13,021	28,910	22,188
Other (expense) income, net	(335)	(371)	602	498
Interest expense, net	(1,560)	(1,963)	(4,920)	(5,853)
Income before provision for income taxes	10,985	10,687	24,592	16,833
Income tax provision	(2,983)	(1,015)	(6,367)	(1,998)
Net income	$8,002	$9,672	$18,225	$14,835
Comprehensive income	$8,002	$9,672	$18,225	$14,835
Net income per share:
Basic	$0.16	$0.20	$0.38	$0.32
Diluted	$0.16	$0.20	$0.36	$0.30
Weighted average shares outstanding:
Basic	48,525,904	47,477,597	48,430,871	46,957,494
Diluted	50,966,550	49,211,311	50,741,492	49,254,848

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated balance sheets
(unaudited)
(in thousands, except share and per share data)

	December 31, 2019	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$74,740	$53,874	$51,205
Accounts receivable, net	35,082	32,275	36,724
Inventory, net	48,382	43,779	46,341
Prepaid expenses and other current assets	8,054	7,340	7,473
Total current assets	166,258	137,268	141,743
Property and equipment, net	16,487	16,006	21,804
Intangible assets, net	91,893	97,053	98,773
Goodwill	157,264	157,264	157,264
Investments	2,875	2,875	2,875
Other assets	21,474	21,222	13,397
Total assets	$456,251	$431,688	$435,856

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$11,939	$10,259	$9,861
Accounts payable	19,589	16,280	20,483
Accrued expenses and other current liabilities	29,767	18,590	12,671
Total current liabilities	61,295	45,129	43,015
Long-term debt and finance lease obligations	129,236	138,025	140,523
Deferred tax liabilities	17,633	16,753	20,217
Long-term operating lease obligations	5,084	15,898	—
Other long-term liabilities	556	668	2,770
Total liabilities	213,804	216,473	206,525

Commitments and contingencies

Stockholders' equity:
Common stock, par value of $0.01 per share; 250,000,000 shares authorized as of December 31, 2019, March 31, 2019 and December 31, 2018; 49,914,987, 49,645,450 and 48,715,276 shares issued and outstanding as of December 31, 2019, March 31, 2019 and December 31, 2018, respectively	486	483	478
Additional paid-in capital	753,151	744,147	740,354
Accumulated deficit	(511,190)	(529,415)	(511,501)
Total stockholders' equity	242,447	215,215	229,331
Total liabilities and stockholders' equity	$456,251	$431,688	$435,856

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of cash flows
(unaudited)
(in thousands)

	Nine months ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$18,225	$14,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,863	13,573
Restructuring income	(5,982)	—
Stock-based compensation expense	11,282	13,181
Amortization of debt issuance costs and discount on debt	565	593
Deferred income taxes	880	(1,674)
Other, net	410	334
Changes in operating assets and liabilities:
Accounts receivable	(3,027)	(5,122)
Inventories	(4,603)	15,387
Prepaid expenses and other assets	(3,260)	(6,986)
Accounts payable and accrued expenses	17,628	6,640
Other liabilities	(11,181)	(209)
Net cash provided by operating activities	37,800	50,552

Cash flows from investing activities:
Purchase of property and equipment	(7,073)	(6,205)
Net cash used in investing activities	(7,073)	(6,205)

Cash flows from financing activities:
Repayment of long-term debt	(7,013)	(6,187)
Repurchase of common stock	(3,546)	—
Cash received from issuance of common stock	1,272	2,965
Other, net	(574)	(394)
Net cash used in financing activities	(9,861)	(3,616)

Net increase in cash and cash equivalents	20,866	40,731
Cash and cash equivalents - beginning of period	53,874	10,474
Cash and cash equivalents - end of period	$74,740	$51,205

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted EBITDA
(unaudited)
(in thousands)

	Three months ended December 31,		Nine months ended December 31,
	2019	2018	2019	2018

Net income	$8,002	$9,672	$18,225	$14,835
Interest expense, net	1,560	1,963	4,920	5,853
Income tax provision	2,983	1,015	6,367	1,998
Depreciation and amortization	5,009	4,956	14,945	13,573
EBITDA	$17,554	$17,606	$44,457	$36,259
Restructuring expense (income) (a)	8	—	(5,982)	—
Stock-based compensation	3,352	4,357	11,282	13,181
Other non-cash and non-recurring costs (b)	516	394	1,148	969
Adjusted EBITDA	$21,430	$22,357	$50,905	$50,409

(a) Represents restructuring expense (income) related to the e.l.f. retail store closures. The nine months ended December 31, 2019 included a gain related to settlement of outstanding lease liabilities equal to the difference between the amount of cash disbursed and the outstanding liability at the time of settlement. The three months ended December 31, 2019 included various administrative costs related to the e.l.f. retail store closures.
(b) Represents various non-cash or non-recurring costs, including costs related to Project Unicorn, a fixturing and packaging transformation initiative and the automation of certain warehouse and distribution activities.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP SG&A to non-GAAP adjusted SG&A
(unaudited)
(in thousands)

	Three months ended December 31,		Nine months ended December 31,
	2019	2018	2019	2018
Selling, general, and administrative expenses	$39,632	$33,898	$110,131	$100,345
Stock-based compensation	(3,352)	(4,357)	(11,282)	(13,181)
Other non-cash and non-recurring costs (a)	(516)	(214)	(1,023)	(484)
Adjusted selling, general, and administrative expenses	$35,764	$29,327	$97,826	$86,680

(a) Represents various non-cash or non-recurring costs, including costs related to Project Unicorn and the automation of certain warehouse and distribution activities.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted net income
(unaudited)
(in thousands, except share and per share data)

	Three months ended December 31,		Nine months ended December 31,
	2019	2018	2019	2018
Net income	$8,002	$9,672	$18,225	$14,835
Restructuring expense (income) (a)	8	—	(5,982)	—
Stock-based compensation	3,352	4,357	11,282	13,181
Other non-cash and non-recurring costs (b)	516	394	1,148	969
Amortization of acquired intangible assets (c)	1,720	1,847	5,160	5,355
Tax Impact (d)	(1,395)	(1,648)	(2,992)	(4,859)
Adjusted net income	$12,203	$14,622	$26,841	$29,481

Weighted average number of shares outstanding - diluted	50,966,550	49,211,311	50,741,492	49,254,848
Adjusted diluted earnings per share	$0.24	$0.30	$0.53	$0.60

(a) Represents restructuring expense (income) related to the e.l.f. retail store closures. The nine months ended December 31, 2019 included a gain related to settlement of outstanding lease liabilities equal to the difference between the amount of cash disbursed and the outstanding liability at the time of settlement. The three months ended December 31, 2019 included various administrative costs related to the e.l.f. retail store closures.
(b) Represents various non-cash or non-recurring costs, including costs related to Project Unicorn and the automation of certain warehouse and distribution activities.
(c) Represents amortization expense of acquired intangible assets consisting of customer relationships and favorable leases.
(d) Represents the tax impact of the above adjustments.